Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the reference to our firm under the caption “Experts” in the Registration Statement of Google, Inc. on Form S-4 and to the incorporation by reference therein of our reports dated March 10, 2009, with respect to our audits of the consolidated financial statements as of and for the year ended December 31, 2008 and the related consolidated financial statement schedule as of December 31, 2008 of On2 Technologies, Inc. and the effectiveness of internal control over financial reporting of On2 Technologies, Inc. as of December 31, 2008, which reports are included in the Annual Report on Form 10-K of On2 Technologies, Inc. for the year ended December 31, 2008.

/s/ Marcum LLP
Marcum LLP
(Formerly Marcum & Kliegman LLP)

New York, New York
September 10, 2009